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                                                                   Exhibit 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         We consent to the incorporation by reference in the registration statement of Spigadoro, Inc. on Form S-8 of our report dated October 14, 1999, except for the convenience translation of the financial statements into U.S. Dollars as to which the date is November 23, 1999, with respect to the financial statements of Petrini S.p.A. (currently Spigadoro, Inc.) as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in the Form 8-K of Spigadoro, Inc. filed with the Commission on January 12, 2000. We also consent to the reference to our Firm under the caption "Experts."




RECONTA ERNST & YOUNG, S.p.A.


Perugia, Italy
April 28, 2000




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